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                                                                   EXHIBIT 10.10


                          LIMITED WAIVER AND AMENDMENT
                             TO SEVERANCE AGREEMENT

         THIS LIMITED WAIVER AND AMENDMENT is made as of this 4th day of December, 2000, between FRANKLIN BANK, NATIONAL ASSOCIATION ("Franklin") and DOUG MIRES (the "Officer"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Severance Agreement (as defined below).

         WHEREAS, Franklin and the Officer, entered into that certain Severance Agreement made as of the 15th day of July, 1999 and amended the 21st day of December, 1999 (the "Severance Agreement") pursuant to which the Officer is entitled to certain severance compensation in the event of a change in control of Franklin; and

         WHEREAS, effective as of March 19, 2000, a Change in Control of Franklin occurred within the meaning of the Severance Agreement, as a result of Franklin entering into an Agreement and Plan of Merger with Bingham Financial Services Corporation and BFSC Merger, N.A.; and

         WHEREAS, a Change in Control of Franklin occurred within the meaning of the Severance Agreement, as a result of the nomination on May 5, 2000 and the election on May 23, 2000 of two non-management sponsored directors to the Board of Directors of Franklin in connection with Franklin's 2000 annual meeting of shareholders; and

         WHEREAS, as part of a review of Franklin's operations, the Board of Directors of Franklin has authorized and approved the Employee Operational Effectiveness Committee Plan (the "EOE Plan") to implement a restructuring of Franklin's operations; and

         WHEREAS, pursuant to the EOE Plan, the Officer will be assigned duties (the "December 2000 Position") that could be considered inconsistent with the Officer's position, duties, responsibilities and status with Franklin as of the day prior to the foregoing Changes in Control of Franklin and/or a change in the Officer's titles or offices as in effect the day prior to the foregoing Changes in Control of Franklin.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Waiver. The Officer hereby waives his right to terminate his employment with "Good Reason" as contemplated by Section 3F of the Severance Agreement due to the implementation of the EOE Plan or his assignment to the December 2000 Position. This waiver shall not be deemed or otherwise construed to constitute a waiver of any other condition, or prejudice any right or remedy which the Officer may now have or may have in the future, under or in connection with the Severance Agreement, as amended.

         2. Amendment. Section 4(2) of the Amended and Restated Severance Agreement is hereby deleted in its entirety and replaced with the following:

         "In lieu of any further salary payments to Officer for periods subsequent to the Date of Termination, Franklin shall pay as severance pay to Officer a lump sum severance payment equal to 2.0 times (the "Multiple") the Officer's gross compensation (including base salary, Cash Bonus and any deferred compensation) for any twelve month period yielding the highest dollar amount during the 3 years preceding the Date of Termination; provided, however, that the Multiple shall be 1.5 if (a) the subject




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         Change in Control is due to (i) the nomination and election of Messrs.
         Irving R. Beimler and Damian L. Howard to the Board of Directors of Franklin in connection with Franklin's 2000 annual meeting of shareholders and/or (ii) Franklin entering into the Agreement and Plan of Merger dated March 19, 2000 with Bingham Financial Services Corporation and BFSC Merger, N.A. and (b) the Officer terminates Officer's employment for Good Reason under Section 3F. In addition, Franklin shall pay as severance to Officer an amount which after applying the provisions of Section 4999 of the Code, as amended (or as replaced by any other Code Section) ("Section 4999") would provide Officer with the same approximate aggregate cash under Section 4 of the Agreement that Officer would have received under Section 4 of the Agreement but for the application of Section 4999."

         3. Continuance. The terms of the Severance Agreement shall continue in full force and effect as amended and modified by this Limited Waiver and Amendment.

         4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Limited Waiver and Amendment as of the date first above written.


                                            FRANKLIN BANK, NATIONAL ASSOCIATION

                                            By:
                                                --------------------------------
                                                Name:
                                                Its:


                                            OFFICER:

                                            ------------------------------------
                                            Name: Doug Mires


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